                                                                    EXHIBIT 10.1


                        [FIRST ONTARIO FUND LETTERHEAD]

October 20, 1997



Mr. Matthew D. Pond
Chief Financial Officer
Striker Industries, Inc.
One Riverway, Suite 2450
Houston, Texas 77056

                 FINANCING PROPOSAL: STRIKER PAPER CANADA, INC.


Dear Matt:

We are pleased to provide you with this term sheet which outlines the principal terms and conditions of an indicative, conditional financing proposal from First Ontario. Please note that all figures in this letter are in Canadian dollars except as indicated otherwise. This term sheet reflects our discussion regarding earlier correspondence and, we believe, addresses the needs of both parties.

Accordingly, subject to our due diligence and further consideration, we are pleased to outline what we currently see as the principal terms for a financing from First Ontario:

ISSUER:        Striker Paper Canada, Inc. ("the "Issuer" and the "Company")

INVESTOR/
NOTEHOLDER:    First Ontario Fund ("First Ontario")

ISSUE: Canadian $1,500,000 convertible subordinated loan to be drawn in two tranches, with equity participation as set out below.

               Tranche 1, $1,150,000, will be made available on closing.




                                                                    ...continued
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Mr. Matthew W. Pond                     2
Striker Industries, Inc.
20/10/97


               Tranche 2, $350,000 will be made available the later of April 1, 1998 or on such date that the Drawdown Conditions outlined below are satisfied.

PURPOSE: To finance the restart of the Company's Thorold plant, and for general working capital requirements, including the costs related to the financing. Sources and users will be approximately as follows:


               Tranche 1
               Sources                                 Uses
               First Ontario             $1,150,000     Capex             $  730,000
               New Equity                   835,000     Vendors              475,900
               Vendor Concessions            95,900     Working Cap          575,000
                                                        Fees & Exp           300,000
               ------------------------------------     ----------------------------
               Total Sources             $2,080,900     Total Uses        $2,080,900


               Tranche 2
               Sources                                  Uses

               First Ontario             $  350,000     Vendors           $  350,000

               ------------------------------------     ----------------------------

               Total Sources             $  350,000     Total Uses        $  350,000

TERM:          36 months.

INTEREST:      20% per annum, compounded monthly, and payable as follows.
               Interest on the outstanding balance is payable monthly in arrears at a rate of 10% per annum. The balance of the interest will accrue and be payable in full at maturity.

REPAYMENT:     The combined principal amount of Tranches 1 and 2 will be
               repayable in equal monthly payments beginning at the end of the thirteenth month after closing.

               The Company will use half of the proceeds from its fire and business interruption insurance claims (or any settlement related thereto) to reduce the principal amount outstanding on the First Ontario



                                                                    ...continued

Mr. Matthew W. Pond                     3
Striker Industries, Inc.
20/10/97



                    subordinated debt; the balance of the funds will be used for working capital in the Company.

PREPAYMENT:         Prepayment of the subordinated loan is allowed at any time without penalty.

SECURITY:           The transaction will include the following security:

                    a) a floating charge on all of the Company's assets ranking only behind the Company's senior lenders;

                    b) a guarantee from Striker Industries, Inc. ("Striker
                       Industries" or "SII"), which will be a general obligation of Striker Industries for the full amount of the Issue;

                    c) the above guarantee will be secured by a pledge and
                       first perfected security interest in the shares of the Issuer which are owned by Striker Industries (the "Striker Shares"), such shares shall not be offered as security to anyone else and will be lodged with First Ontario;

                    d) Striker will covenant not to transfer material assets
                       among related companies without the prior written consent of First Ontario (the parties will define material prior to closing), which consent will be provided as long as the ability of Striker to fulfill its obligations as they become due is not impaired;

                    e) the personal guarantee of Mr. David Collins, or a
                       transition period commitment acceptable to First Ontario and its counsel;

                    f) key man life insurance of $1 million on Mr. David
                       Collins;

                    g) assignment of insurance on the Issuer's property; and

                    h) a call on the Striker Shares at nominal cost which
                       becomes effective if First Ontario accelerates its loan, calls the Striker guarantee and enforces its security over the Striker Shares and for any reason, is not able to obtain ownership and physical possession of those shares within 30 days.

EQUITY
PARTICIPATION:      As additional consideration for providing the subordinated loan, First Ontario will receive at closing 25% of the fully diluted common shares ("shares") of the Issuer at nominal cost. These shares will be subject to a shareholder agreement which reflects the terms of this discussion paper, including the liquidity provisions contained in Appendix A.




                                                                    ...continued

Mr. Matthew W. Pond                          4
Striker Industries, Inc.
20/10/97



PUT OPTION:         First Ontario may put the shares back to the Issuer at the
                    Put Option Price at any time following the occurrence of any of the following events:

                    a) at maturity;

                    b) upon full repayment of the subordinated loan;

                    c) upon sale of the Company;

                    d) upon the sale of or change in control of the Parent; and

                    e) upon an event of default under the shareholder agreement or subordinated loan agreement.

REPURCHASE
PRICE: The Put Option Price will be the higher of (A) $1.0 million; and (B) the product of First Ontario's equity interest and the greater of the following amounts:

                    a) 3.0 times EBITDA for the 12-month period prior to the
                       repurchase, less interest bearing debt and other financing senior to the common equity;

                    b) 3.0 times the average annual EBITDA for the 2 years prior to the repurchase, less interest bearing debt and other financing senior to the common equity;

                    c) 0.64 times the average annual revenue for the 12 months period prior to the repurchase, less interest bearing debt and other financing senior to the common equity; and

                    d) the value of the Issuer's shares based on the price at
                       which the business is sold in an arm's length transaction.

                    For purposes of calculating the Put Option Price, EBITDA and interest bearing debt will be adjusted (normalized) as follows:

                    i) EBITDA will be increased to reflect the amount by which the management fee paid to Striker Industries exceeds US$20,000 in any month; and

                    ii) interest bearing debt will be decreased to reflect the amount by which the management fee paid to Striker Industries exceeds US$20,000 in any month.

EQUITY EXCHANGE
PROVISION:          At any time, at its option, First Ontario may exchange its equity in Striker Paper Canada into common voting shares of Striker Industries. For purpose of this exchange; (i) First
                    Ontario's equity in the Issuer will


                                                                    ...continued

Mr. Matthew W. Pond                     5
Striker Industries, Inc.
20/10/97


                    be valued at the Put Option Price; and (ii) First Ontario will be issued voting common equity in Striker Industries of equivalent value based on a price per share of 66% of the average price quoted for Striker Industries shares during the 20 trading days preceding First Ontario's notice to exchange.

SUBORDINATED
LOAN CONVERSION
PROVISION:          Upon an event of default under the shareholder agreement or subordinated loan agreement, should First Ontario demand under the Striker Industries guarantee, and should Striker
                    Industries fail to honour the guarantee within 10 business day, at its option, First Ontario may convert the principal portion of the subordinated loan and all accrued but unpaid interest into common voting shares of Striker Industries.
                    For the purpose of this conversion, First Ontario will be issued voting common equity in Striker Industries of equivalent value based on a price of 66% of the average price quoted for Striker Industries shares during the 20 trading days preceding First Ontario's notice to convert.

EXCHANGE
DEFERRAL:           In the event that Striker Industries pursues an equity
                    offering. First Ontario will defer its exchange option for a period of 12 months from the closing date of the offering, or other such period as a majority of shareholders approve. Striker Industries will use its best efforts to ensure that any shares which have been or may be issued under the Exchange and Conversion provisions will be qualified via the prospectus so that they can be freely traded, and will use its best efforts to sell some of those shares, subject to First Ontario's approval, as part of any such transaction.

BOARD
REPRESENTATION:     The Issuer shall have a Board of Directors of not less than five persons, including three who are independent of management. The Board shall meet monthly until such time as the Company is operating at 85% capacity for at least three months; subsequently, Board meetings shall occur not less frequently than quarterly. First Ontario shall have the right to appoint at least one voting director on a Board of this size, and/or participate in all meetings as observer.
                    Upon the occurrence of any of the events described in (e) of the Shareholders Agreement paragraph below, First
                    Ontario will be permitted to elect its own representatives to the Company's Board.



                                                                    ...continued

Mr. Matthew W. Pond                       6
Striker Industries, Inc.
20/10/97


                    First Ontario shall also have the right to elect one voting director to Striker Industries and/or participate in all Board meetings as an observer.

FEES: On accepting this term sheet, the issuer shall pay First Ontario Management a non-refundable work fee of $45,000 plus GST. Upon delivery of a commitment letter from the First Ontario substantially in accordance with the terms contained in this letter, First Ontario will have earned an additional commitment fee of $22,500 plus GST which shall be due at the earlier of closing or an invoicing from First Ontario.

                    As this transaction is both a start-up and in many ways, a restructuring, it is anticipated that post closing, First Ontario will need to make a significant resource commitment to monitor and manage the investment. In particular, First Ontario will make regular plant visits, attend monthly board meetings, perform analysis, and play a role in the financial management of the Company. Accordingly, the Company will pay First Ontario a monitoring fee of $3,000 per month plus GST until such time as the Thorold plant is running and on budget for three consecutive months. After Thorold meets the above criteria, the Company will continue to pay a monitoring fee of $1,000 per month until such time as the Stephen's plant is running and on budget for 3 consecutive months.

EXPENSES:           The Company agrees to pay or cause to be paid all
                    reasonable and customary out of pocket expenses of First
                    Ontario and their advisors in completing the transaction, including but not limited to: legal fees, and the costs of third party assistance in completing financial due diligence. In this regard the Company will provide First
                    Ontario Management Ltd. with a retainer deposit of $20,000 upon signing of this letter, most of which will be paid on account to such independent accounting firm which First
                    Ontario retains to assist with the financial due diligence.

SHAREHOLDER
AGREEMENT:          The Issuer and First Ontario shall enter into a unanimous
                    shareholder agreement satisfactory to First Ontario and its counsel which shall include but not be limited to the following:

                    a) liquidity provisions as outlined in this discussion
                       paper and Appendix A including right of first refusal, tag along rights, drag along rights, and anti-dilution provisions;

                    b) covenants to protect First Ontario's minority rights;

                    c) reporting requirements to be determined but to include
                       (i) monthly financials, financial analysis to be agreed upon, and discussion by the



                                                                    ...continued

Mr. Matthew W. Pond                     7
Striker Industries, Inc.
20/10/97


                       CFO of performance vs. budget, and (ii) annual audited financial statements;

                    d) submission of a revised business plan annually;

                    e) covenants to include:

                       o no distributions or payments to related parties other
                         than agreed to in advance by First Ontario

                       o no acquisitions, sale of assets or other transactions
                         out of the normal course of business without approval of First Ontario

                       o no dividends, repurchase or redemption of shares other
                         than agreed to in advance without approval of First Ontario

                       o all inter-company sales to be disclosed monthly and
                         inter-company payables to be paid within 35 days

                       o no change of auditors

                       o First Ontario' approval of the Company's annual
                         business plan

                       o compliance with Labour Sponsored Investment Fund
                         legislation, particularly as it relates to use-of-proceeds

                       o cross default to subordinated loan or senior loan
                         agreements

                       o upon the occurrence of a Major Default, provisions to
                         allow First Ontario to appoint a sales agent and sell the assets or shares of the Company on behalf of all the shareholders of the Company; and

                    f) other covenants and provisions normal for a transaction of this type.

OTHER
DOCUMENTATION:      The parties shall enter into loan, security and transfer
                    pricing documentation in form and substance satisfactory to First Ontario and its counsel.

                    The subordinated loan agreement shall include representations and warranties, covenants, events of default and monitoring and access rights customary for a transaction of this type. Covenants will include:

                    a) financial tests to be determined including tests on
                       working capital, debt service and leverage;

                    b) restrictions to be determined on capital expenditures,
                       further funded debt, dividends, and shareholder redemptions;

                    c) monthly management fees to Striker Industries shall not exceed US $20,000 per month, except as detailed below, and are subject to the following:

                       i) Prior to Striker Industries being paid a management
                          fee at any time, working capital at the end of the prior month must exceed US$ 130,000. Working capital is defined as: cash + accounts receivable + inventory
                          - accounts payable - accrued


                                                                    ...continued

Mr. Matthew W. Pond                        8
Striker Industries, Inc.
20/10/97


                       liabilities - short term bank debt (includes Finova or other such lines of credit).

                         ii) In addition, until January 1999, the following thresholds must be met prior to Striker Industries being paid any management fee:

                              o  monthly EBITDA must exceed US $105,000

                              o between EBITDA of US $105,000 and US $160,000 per month the management fee shall be paid pro-rata, with US $160,000 equal to 100% of the management fee, and US $105,000 equal to 0%.

                              o management fees not paid to Striker during this period shall accrue and be paid to Striker on a basis to be determined.

                         iii) Management fees to Striker Industries subsequent
                              to repayment of the subordinated debenture may exceed US $20,000 per month after January 1999 if all other conditions in this section are met and if the Company has a cash balance of $1,000,000 Canadian in a designated and restricted account, the proceeds of which can only be used to pay First Ontario's put.

                    d) prohibition on management fees in any month in which
                       First Ontario fails to receive any payment which is due (including interest or principal);

                    e) collection of all inter-company receivables from Striker
                       Industries within 35 days;

                    f) standard environmental provisions; and

                    g) other standard provisions.

                    The subordinated loan will be secured by a floating charge over all of the Issuer's assets.

                    The Company and Striker Industries shall enter into an agreement satisfactory to First Ontario to assure that the gross margin received by the Company for sales to or through Striker Industries shall not be less than the gross margin from sales to third parties at arms length. At First Ontario's request (and in any event, not less than semi-annually), the Company shall hire a consultant satisfactory to First Ontario to confirm average selling prices and margins by sales channel for the production from the Thorold facility.



                                                                    ...continued

Mr. Matthew W. Pond                     9
Striker Industries, Inc.
20/10/97


MAJOR DEFAULTS
& REMEDIES:         Upon the occurrence of one or more of the following events:

                    o  the failure of the Issuer to honor First Ontario's put;

                    o the occurrence of certain material events at the Parent level, such events to include a change in control, failing to raise the additional capital contemplated in the forecasts, bankruptcy, or the failure of Striker Industries to commence and maintain operations at its Stephen's facility by October 1, 1998; and

                    o an event of default under the shareholder agreement or the Company's subordinated loan agreement.

                    (each referred to as a "Major Default"), First Ontario at its sole discretion will be permitted to:

                    a) appoint all five directors;

                    b) terminate and/or replace any officer or employee of the
                       Company;

                    c) arrange and/or provide new financing for the Company; and

                    d) appoint a sales agent and sell the shares or assets of
                       the Company.

CURE PERIOD:        Appropriate cure periods for defaults and breaches of
                    covenants will be determined as is customary in transactions of this type. For greater clarity, cure periods will be specified for each specific breach and default.

CONDITIONS
PRECEDENT:          Conditions precedent to the closing of the transaction and funding of Tranche 1 will include the following:

                    a) satisfaction with all due diligence;

                    b) an opening balance sheet for the Company which is
                       materially the same as that contained in Appendix B;

                    c) approval of First Ontario's Investment Committee and
                       Board of Directors;

                    d) satisfactory documentation including an interlender
                       agreement with the senior leaders if required;

                    e) injection of $835,000 of new equity by Striker
                       Industries coincidental with the first tranche of investment by First Ontario;

                    f) evidence satisfactory to First Ontario within 4 weeks of the signing of this letter, but not later than closing, that Striker Industries has the funds referred to in (e) above;

                    g) conversion of intercompany loans of approximately
                       US$3.471 million (the level currently projected by Striker Industries as the outstanding inter-company loan balance on October 31, 1997) into common equity;



                                                                    ...continued

Mr. Matthew W. Pond                            10
Striker Industries, Inc.
20/10/97


                    h) Striker Industries shall provide evidence confirming
                       additional equity investments in Striker Industries per its projections by an agreed upon date;

                    i) the Company completes its negotiation of a forbearance
                       arrangement with Laurentian Bank and such arrangements is acceptable to First Ontario;

                    j) satisfaction with all aspects of the restructuring plan including arrangements/terms with trade creditors which will permit the Company to maintain normal levels of trade credit through-out 1998 and early into 1999;

                    k) satisfaction with Striker Industries' plans to star up
                       both Thorold and Stephen's plants following a detailed review of engineering plans, arrangements with third party contractors, and spending plans over the first 12 months of operations;

                    l) recapitalization of Striker Industries consistent with
                       the business plan including conversion of existing shareholder debt to zero coupon notes;

                    m) the amount, terms, and conditions for Striker's
                       Industries senior credit facilities to be satisfactory to First Ontario;

                    n) the amount, terms, and conditions of the Company's senior financing arrangements (particularly including the
                       Finova revolving loan) to be satisfactory to First Ontario, to be sufficient for the Company's requirements, and consistent with the projections provided to First Ontario;

                    o) completion of (i) a third party review of the Company's insurance arrangements; and (ii) changes to the Company's insurance policy satisfactory to First Ontario which will ensure satisfactory coverage by the time of closing;

                    p) appraisals on the land, building, and equipment at the
                       Thorold facility which reflects values satisfactory to First Ontario.

                    q) environmental risk assessment satisfactory to First
                       Ontario including, but not necessarily limited to, an updated Phase I report; and

                    r) First Ontario's review of contracts, purchase orders, or other evidence satisfactory to First Ontario supporting projected sales volumes and prices.

DRAWDOWN
CONDITIONS:         The Company will be permitted to draw down Tranche 2 of the financing after April 1, 1998 subject to certain additional conditions precedent, including the following:

                    a) the Company's achievement of average monthly performance for the three most recent consecutive months of:

                       o Production of 2,040 tons per month


                                                                    ...continued

Mr. Matthew W. Pond                      11
Striker Industries, Inc.
20/10/97



                       o Minimum EBITDA of US$105,000 per month

                       o Minimum revenue of US$482,000 per month

                    b) the startup of the Stephen's facility or evidence
                       satisfactory to First Ontario that the Stephen's facility startup will occur by October 1, 1998, and

                    c) compliance with various financial tests (to be
                       determined) which are to be based on the financial and operating projections for the Company and Striker Industries.

PAYROLL DEDUCTION
PLAN: The Company shall implement a First Ontario payroll deduction plan and will match employee contributions to First Ontario, up to a maximum of $1,500 per employee per year. In conjunction thereto, the Company will co-operate fully with secondees selling First Ontario, and provide them full access to the employees.

PUBLICITY:          Upon closing, First Ontario shall be permitted reasonable
                    publicity with respect to this transaction. Such publicity will be reviewed with the Company prior to its release.

GOVERNING
LAW: This letter, and all other documentation relating to the transaction shall be governed by the laws of the Province of Ontario.

ABSENCE OF ENFORCEABLE
AGREEMENT:
                    Except for the terms and provisions of this section and the sections above headed Fees, Expenses, and Publicity, this document is not an enforceable agreement between us, but is merely a statement of intent which sets forth the general basis upon which we intend to proceed. Except with respect to this section, and those sections listed above, no contract will arise as to the subject matter hereof unless and until a Commitment Letter is negotiated, approved, executed and delivered by the parties.



                                                                   ....continued

Mr. Matthew W. Pond                   12
Striker Industries, Inc.
20/10/97

We would be pleased to discuss any questions you may have on this proposal and encourage you to call either the undersigned or Tom Copeland at any time. We look forward to hearing from you and look forward to working with you to complete this transaction. To indicate your acceptance of this proposal, please sign and return a copy of this letter to First Ontario by 12:00 noon on Thursday, October 23, 1997.


/s/ KENNETH DELANEY                             /s/ MATTHEW D. POND
-------------------                             --------------------
Kenneth Delaney                                 Matthew D. Pond, CFO
First Ontario Fund                              Striker Paper Canada, Inc.

                                        APPENDIX A


STRIKER PAPER CANADA TERM SHEET



TYPE OF SHARES:     The shares are to be identical in every respect to all other common stock of the Company, including but not limited to the right to receive any dividend or any other distributions in cash, evidences of indebtedness, property, or securities of any nature.

PREEMPTIVE RIGHTS:  The holder of the shares shall have the right of first refusal to purchase all future securities to be offered by the Issuer pro-rata at a price at least as favorable as the price paid by the purchaser of such securities.


TAG ALONG RIGHTS:   The holder of the shares will have the right to participate in any sale of common stock, on a proportionate basis, by a common stockholder to an arm's length party, such participation to be pro-rata with the common stockholder.
                    The price to be paid for each share shall be the highest of
                    (i) the price paid to the other common shareholders, and
                    (ii) the Sale Value.

DRAG ALONG RIGHTS:  First Ontario shall be obligated to sell all its shares in the event of the sale of all of the common shares of the Issuer to a third party provided that the Issuer's subordinated loan has been repaid concurrent with or before the closing of the drag along. The price to be paid for each share shall be the highest of the (i) the price paid to the other common shareholder, and (ii) the Sale Value.

SALE VALUE:         The Sale Value will be the value of the Company's common
                    equity calculated on a per share basis as the greater of (A)
                    $1,000,000; and (B) the product of First Ontario's equity interest and the greater of:

                    a) 4.0 times EBITDA for the 12-month period prior to the
                       repurchase, less interest bearing debt and other financing senior to the common equity;

                    b) 4.0 times the average annual EBITDA for the 2 years prior to the repurchase, less interest bearing debt and other financing senior to the common equity;

                    c) the value of the Issuer's shares based on the price at
                       which the business in sold in an arm's length transaction; and

                    d) $1,000,000.

ANTI-DILUTION
RIGHTS: The shareholder agreement will provide protection to First Ontario from dilution to preserve First Ontario's anticipated equity value in absolute terms. In particular, First Ontario's consent will be required to complete any transaction which may cause dilution, including:

                    o adjustments to the number of shares for stock splits and combinations

                    o stock dividends, stock distributions, or the sale of additional stock

                    o   mergers, consolidations, reorganizations, etc.